Exhibit 10.25

HIGH ROLLER TECHNOLOGIES, INC.
400 SOUTH 4TH STREET, SUITE 500-#390
LAS VEGAS, NEVADA 89101

May 18, 2023

Matt Teinert
10121 Brimfield Drive
Austin, Texas 78726

Dear Matt:

High Roller Technologies, Inc. (the “Company”) is pleased to present this offer of employment to you for the position of Chief Financial Officer and Treasurer, as summarized in this communication (the “Offer Letter”). In this position you will have principal executive and operating responsibility/accountability for all financial and accounting elements of the Company’s business and operations, and you will be responsible for managing the Company’s domestic and international tax, regulatory, listing and filings (including audited and unaudited financial statements and other periodic filings) with the U.S. Securities and Exchange Commission (the “SEC”). Unless otherwise advised, you will report directly to the Company’s Chief Executive Officer.

This offer of employment is contingent upon favorable completion of a background screening.

The Company’s offer* is comprised of the following components:

●	$200,000 per annum base salary (“Base Salary”), effective through June 30, 2024, which equates to $8,333.33 when paid on a semi-monthly basis;

●	Two weeks paid vacation annually;

●	Six paid holidays per calendar year;

●	Health insurance allowance of up to $1,500 per month (until the Company establishes a group health plan);

●	You will also be eligible to participate in an annual cash bonus program, as to which you will (i) receive an annual cash bonus of $20,000, payable in arrears, at the rate of $5,000 per calendar quarter (the “Annual Cash Bonus”), and (ii) be eligible to receive an additional quarterly cash bonus of $5,000, payable in arrears, for each calendar quarter that (a) consolidated net gaming revenue and (b) consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) increases by at least 10% over the preceding calendar quarter, with the initial calendar quarter being the quarter ending September 30, 2023 (the “Performance Cash Bonus”). The Company defines “consolidated net gaming revenue” to mean customer-derived revenue from all online Company gaming sites after customer wins, bonuses, promotions and other appropriate deductions as determined pursuant to U.S. Generally Accepted Accounting Principles (“US GAAP”). The Annual Cash Bonus and the Performance Cash Bonus described herein shall not, in the aggregate, exceed 20% of the Base Salary;

●	You will also be issued a stock option to purchase 75,000 shares of the Company’s common stock (the “Option”), exercisable for a period of five years from the grant date at $3.00 per share, subject to continued service. The Option will vest in increments of 25% (e.g., 18,750 shares) on June 30, 2024, 2025, 2026 and 2027, respectively. The Option will be included in any Registration Statement on Form S-8 that the Company may in the future file with the SEC; and

●	You reside in Austin, Texas and at least initially propose to maintain that domicile, and you acknowledge that the Company’s corporate offices are based in Las Vegas, Nevada, and that you may be required to attend meetings in Europe, Los Angeles, Las Vegas and elsewhere as may be necessary. The Company will reimburse you for reasonable commuting costs of all business-related travel (airfare, rental car, gasoline, a reasonable per diem confirmed in writing, and hotel/apartment). Appropriate state and federal income taxes, as well as other taxes, will be withheld from your compensation.

*This Offer Letter and the Option will require approval by the Company’s Board of Directors. Compensation and benefits are subject to modification as may be determined by the Company’s Board of Directors in its sole discretion at any time.

Employment with the Company is wholly “at will”, which means that it is not for a specific term. and that either party can terminate the employment relationship, at will, with or without cause, at any time. To allow for a reasonable and orderly period of transition into the position, on your acceptance of the Offer Letter you will become, as discussed, the Company’s CFO designate and will collaborate with Robert Weingarten for a period to be mutually determined between us.

You agree to comply with the Company’s corporate policies with respect to confidentiality, non-disclosure and non-trading in the stock of the Company, as well as any other corporate policies that are in force or may be adopted in the future.

This agreement and any additions or amendments thereto shall be governed by and construed in accordance with the laws of the State of Nevada. The terms and conditions set forth in this offer letter, if accepted by you, will comprise the entire agreement between the Company and you with regard to your employment and will supersede any other agreements, whether written or oral, with regard to the subject of your employment.

As has been discussed, May 25, 2023 is the commencement date for the start of your service as CFO Designate of the Company. We have agreed that you will be allowed leave for a family event from June 5 through June 9, 2023.

This offer of employment is contingent upon the Company’s receipt of your written or electronic acceptance no later than the close of normal business on May 21, 2023. If you do not deliver written acceptance by that date, we will assume that you have declined the offer of employment and that the offer will thereupon be withdrawn.

Sincerely,

By:

Brandon Eachus
President

I ACKNOWLEDGE THAT I HAVE READ, UNDERSTAND AND AGREE TO THE FOREGOING TERMS AND CONDITIONS OF EMPLOYMENT.

Matt Teinert

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